AMENDED SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                               ING VARIABLE FUNDS

                                       and

                              ING INVESTMENTS, LLC

Series                                        Annual Investment Management Fee
------                                        --------------------------------
                                           (as a percentage of daily net assets)

ING VP Growth and Income Portfolio               0.50% on first $10 billion
                                                  0.45% on next $5 billion
                                                  0.425% over $15 billion